UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 3, 2009

Gottschalks Inc.
(Exact name of registrant as specified in its charter)

Delaware
(State of Other Jurisdiction of Incorporation)

1-09100	77-0159791
(Commission File Number)	(I.R.S. Employer Identification Number)

7 River Park Place East
Fresno, California    93720
(Address of principal executive offices including zip code)

(559) 434-4800
(Registrant's telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

As previously disclosed, on January 14, 2009, Gottschalks Inc. (the "Company") filed a voluntary petition for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court") (administered under Case No. 09-10157).

Following a Bankruptcy Court-supervised auction on March 30, 2009 for certain of the Company's assets, and in consultation with the agent for its senior secured lenders and the unsecured creditors' committee, the Company entered into an Agency Agreement (the "Agency Agreement") with a joint venture comprised of SB Capital Group, LLC, Tiger Capital Group, LLC, Great American Group WF, LLC and Hudson Capital Partners, LLC (the "Agent"), pursuant to which the Company appointed the Agent to conduct the sale of merchandise located at the Company's retail stores and distribution center and to dispose of certain of the Company's furnishings, trade fixtures and equipment. The determination to enter into the Agency Agreement resulted from the Company's decision to take the necessary steps to liquidate the assets of the Company as part of its Chapter 11 proceedings.

On April 7, 2009, the Bankruptcy Court entered on its docket an Amended Order Approving Agency Agreement, Store Closing Sales and Related Relief (Docket No. 374) (the "Order"), in which the Bankruptcy Court granted, among other matters, final approval of the Agency Agreement. The Order is publicly available and may be accessed on the Internet at http://pacer.psc.uscourts.gov or www.kccllc.net/gottschalks.

Under the Agency Agreement, which is effective as of March 31, 2009, the Company appointed the Agent to conduct the sale of merchandise located at 58 retail stores and the Company's distribution center (collectively, the "Stores") and to dispose of certain furnishings, trade fixtures and equipment with respect to the Stores and the Company's corporate headquarters (the "Sale"). The Agency Agreement sets forth the terms and conditions of the Sale at the Stores and the corresponding rights and obligations of the Agent and the Company. The Agency Agreement provides that the Sale, which began on April 2, 2009, will be completed on or before July 15, 2009 (the "Sale Termination Date"). The Sale Termination Date may be extended by mutual agreement of the Agent, the Company, and the agent for the Company's senior secured lenders.

Pursuant to the Agency Agreement, the Company is guaranteed to receive, irrespective of actual Sale proceeds, 98% of the aggregate cost value of the merchandise to be sold, plus an amount sufficient to cover certain Company expenses during the term of the Sale (the "Guaranteed Amount"). To the extent that the total proceeds from the Sale exceed the Guaranteed Amount, the Agent will be entitled to retain the balance of the Sale proceeds, up to four percent of the aggregate cost value of the merchandise (the "Agent's Fee"). Any remaining Sale proceeds in excess of the Guaranteed Amount and the Agent's Fee will be shared 50% to the Company and 50% to the Agent. All unsold merchandise remaining, if any, in the Stores at the conclusion of the Sale shall become the property of the Agent, free and clear of all liens, subject to the Company's right to the payment of any and all amounts owing to it under the Agency Agreement and provided that the Agent uses reasonable best efforts to sell all merchandise during the Sale.

The Agency Agreement contains customary representations, warranties, covenants and indemnities by the Company and the Agent. Under the Agency Agreement, and on the basis of the Order, the Company granted to the Agent a security interest in the merchandise included in the Sale, the furnishings, trade fixtures and equipment located in the Stores and the Company's corporate headquarters, and all proceeds from the Sale of such merchandise, furnishings, fixtures and equipment. The Agent's security interest is junior to the security interests of the Company's senior secured lenders under its post-petition senior secured, super-priority debtor-in-possession credit facility.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 3, 2009, Daniel T. Warzenski, the Company's Vice President, Chief Financial Officer and Secretary since 2007, stepped down from those positions and left the Company effective that same day. Effective upon Mr. Warzenski's departure from the Company, J. Gregory Ambro, Executive Vice President and the Company's Chief Operating Officer, began also acting as the Company's principal financial officer. Mr. Ambro, 56, joined the Company in 2003 as Senior Vice President and Chief Administrative and Financial Officer of the Company and was later promoted to Executive Vice President and Chief Operating Officer of the Company. He has served as Executive Vice President and Chief Operating Officer since 2007 and will remain in those positions.

Also on April 3, 2009, each of Scott G. Manson, Senior Vice President and General Merchandise Manager of the Company since 2004, and Michael J. Schmidt, Senior Vice President and the Company's Director of Stores since 1985, stepped down from those respective positions and left the Company effective that same day.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Gottschalks Inc. (Registrant)

April 9, 2009	By: /s/ J. Gregory Ambro Name: J. Gregory Ambro Title: Executive Vice President and Chief Operating Officer